UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 27, 2025

EPAM SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-35418	22-3536104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 University Drive	Suite 202	18940
Newtown	Pennsylvania
(Address of principal executive offices)		(Zip Code)

267-759-9000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Stock, par value $0.001 per share	EPAM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 27, 2025, the Board of Directors (the “Board”) of EPAM Systems, Inc. (the “Company”) approved certain actions relating to the CEO transition initially announced by the Company on May 8, 2025. Effective September 1, 2025, the Board appointed Arkadiy Dobkin as Executive Chairman while he continues his service as Chair of the Board, and the Board appointed Balazs Fejes as the Company’s Chief Executive Officer and President and appointed him to the Company’s Board.
The Board approved an employment agreement between Mr. Fejes and EPAM Systems (Switzerland) GmbH governing his service as CEO and President of the Company. As of September 1, 2025, Mr. Fejes receives an annual base salary of $850,000 (converted to Swiss francs), with his compensation subject to annual review by the Compensation Committee in the first fiscal quarter of each year. Either the Company or Mr. Fejes may terminate the agreement on 12 months’ notice, and the Company may elect to place him on garden leave for any portion of such notice period. The principal terms of his employment also include customary obligations relating to intellectual property and confidentiality, and post-termination non solicitation and non competition restrictions for 24 months. This summary description of the CEO employment agreement is not complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.
In addition, the Board approved a grant to Mr. Fejes of restricted stock units valued at $670,000 (the “CEO RSU Grant”) under the EPAM Systems, Inc. 2025 Long Term Incentive Plan, with a grant date of September 1, 2025. The CEO RSU Grant was made under the terms of the form of Executive Restricted Stock Unit Award Agreement attached hereto and filed with this Report. The CEO RSU Grant will vest in equal portions on the first, second, third, and fourth anniversaries of the grant date, subject to Mr. Fejes’ continuous employment with the Company through each vesting date. The RSUs are subject to forfeiture to the extent unvested if Mr. Fejes’ employment with the Company is terminated except for (i) death or disability, (ii) retirement, after Mr. Fejes meets age and service requirements, and (iii) a qualifying termination under the Company's executive severance plan. The foregoing description of the form of RSU Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as Exhibit 10.2 hereto and incorporated by reference herein.
Other than these standard compensatory arrangements, there is no arrangement or understanding between Mr. Fejes and any other persons pursuant to which Mr. Fejes was appointed as Chief Executive Officer and President or director. Mr. Fejes is not party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K. Mr. Fejes will not receive any compensation for his service as a director.
Mr. Dobkin’s compensation remains unchanged for 2025.
Mr. Fejes, age 50, joined EPAM in 2004 in connection with its acquisition of Fathom Technology, which he co-founded. Prior to his current role, Mr. Fejes held several leadership roles with EPAM, including President of the Europe and APAC Markets from 2021 to 2024, Executive Vice President, Co-Head of Global Business from 2018 to 2021, Senior Vice President, Co-Head of Global Business from 2015 to 2018, and Senior Vice President, Global Head of Banking and Financial Services business unit from 2012 to 2015.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On August 27, 2025, the Board approved amended and restated bylaws of the Company, effective September 1, 2025. The amendment and restatement changes Section 3.02 to increase the maximum number of directors on the Board from ten to 11 and also includes certain modernizing and clarifying changes.
The summary description of the changes to the bylaws is not complete and is qualified in its entirety by reference to the full text of the bylaws, a copy of which is filed herewith as Exhibit 3.2 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
3.2 Amended and Restated Bylaws effective as of September 1, 2025.
10.1 Employment Agreement between Balazs Fejes and EPAM Systems (Switzerland) GmbH, effective as of September 1, 2025.
10.2 Form of Executive Restricted Stock Unit Award Agreement.
101 Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.
104 The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2025

By:	/s/ Edward F. Rockwell
Name:	Edward F. Rockwell
Title:	SVP, General Counsel and Corporate Secretary